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                                                                     Exhibit 5.2

                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005


                                                                   May 7 , 1996

Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada 89121

     Re:  Alliance Gaming Corporation 7-1/2% Convertible
          Subordinated Debentures due 2003

Ladies and Gentlemen:

     We are acting as special counsel for Alliance Gaming Corporation, a Nevada corporation ("Alliance"), in connection with the proposed exchange offer (the "Exchange Offer") of up to $85,000,000 principal amount of Alliance's 7-1/2% Convertible Subordinated Debentures due 2003 (the "New Convertible Debentures") for a like principal amount of the issued and outstanding 7-1/2% Convertible Subordinated Debentures due 2003 of Alliance (the "Old Convertible Debentures"). The New Convertible Debentures are to be issued pursuant to a Convertible Debenture Indenture (the "Convertible Debenture Indenture"), proposed to be entered into between Alliance and The Bank of New York, as trustee. In connection with the Exchange Offer, Alliance proposes to file a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering the New Convertible Debentures under the Securities Act of 1933, as amended, for exchange pursuant to the Exchange Offer.

     We have examined originals, or copies certified to our satisfaction, of such corporate records of Alliance, certificates of public officials, certificates of officers and representatives of Alliance and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of Alliance and other appropriate persons and statements contained in the Registration Statement.


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     Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that when the Convertible Debenture Indenture is duly authorized, executed and delivered, and when the New Convertible Debentures have been duly authorized, executed, authenticated and issued in accordance with the terms of the New Convertible Debenture Indenture and delivered against payment therefor in accordance with the terms of the Exchange Offer, the New Convertible Debentures will constitute legal, valid and binding obligations of Alliance, entitled to the benefits of, and subject to the provisions of, the New Convertible Debenture Indenture, and except (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights, and (b) that such enforceability may be limited by the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and
(ii) concepts of materiality, reasonableness, good faith and fair dealing.

     We do not express any opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

     We hereby consent to the reference to us under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                 Very truly yours,


                                                 Milbank, Tweed, Hadley & McCloy